PLAN AND AGREEMENT OF REORGANIZATION
AMONG
STEELE RECORDING CORPORATION
AND
STEELE RESOURCE, INC.
AND
CERTAIN STOCKHOLDERS OF
STEELE RESOURCE, INC.
DATED JUNE 17, 2010

Table of Contents

PLAN AND AGREEMENT OF REORGANIZATION	1
RECITALS	1
SECTION I	1
THE REORGANIZATION	1
SECTION II CLOSING	3
SECTION III REPRESENTATIONS AND WARRANTIES BY STEELE RESOURCE, INC. AND CERTAIN STOCKHOLDERS	5
SECTION IV REPRESENTATIONS AND WARRANTIES BY STEELE RECORDING CORPORATION	12
SECTION V ACCESS AND INFORMATION	17
SECTION VI COVENANTS OF STEELE RESOURCE, INC. AND STEELE RESOURCE, INC. STOCKHOLDERS	18
SECTION VII COVENANTS OF STEELE RECORDING CORPORATION	19
SECTION VIII ADDITIONAL COVENANTS OF THE PARTIES	21
SECTION IX SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS	22
SECTION X CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTIES	22
SECTION XI TERMINATION, AMENDMENT, WAIVER	26
SECTION XII MISCELLANEOUS	28
EXHIBIT A	31

SCHEDULES

PLAN AND AGREEMENT OF REORGANIZATION

This Plan and Agreement of Reorganization (“Agreement”) is entered into on this 17TH  day of June 2010 by and between STEELE RECORDING CORPORATION, a Nevada corporation (“STEELE RECORDING”), and STEELE RESOURCE, INC., a Nevada corporation (“STEELE RESOURCE”), and those persons listed in Exhibit A hereto, being all of the stockholders of Steele Resource who together hold one hundred percent (100%) of the outstanding stock of Steele Resource as of the date this Agreement is executed.

RECITALS

A.           The Board of Directors of Steele Recording and stockholders owning a majority of the outstanding shares of Steele Resource believe it is in the best interests of each entity and their respective stockholders for Steele Recording to acquire Steele Resource through a statutory reorganization (the “Reorganization”) and, in furtherance thereof, have approved the reorganization.

B.           Pursuant to the Reorganization, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of Steele Resource (“Steele Resource Capital Stock”) shall be exchanged for shares of Steele Recording common stock and all outstanding options, warrants or other rights to acquire or receive shares of Steele Resource shall be exchanged for the right to receive shares of voting Common Stock of Steele Recording (“Steele Recording Exchange Stock”).

C.           Steele Recording and its Directors, Peter Kristensen and Mack Steele and Steele Resource desire to make certain representations and warranties and other agreements in connection with the Reorganization.

NOW, THEREFORE, in consideration of the covenants, promises, and representations set forth herein, and for good and valuable consideration, intending to be legally bound hereby, the parties agree as follows:

SECTION I
THE REORGANIZATION

1.1
Exchange of Steele Resource Capital Stock.  As of the Closing Date, Steele Resource has issued 5,730 shares of its common stock. All stockholders of Steele Resource  listed on Exhibit A (the “Steele Resource Stockholders”), as of the date of Closing as such term is defined in Section II herein (the “Closing” or the “Closing Date”), shall transfer, assign, convey and deliver to Steele Recording on the Closing Date, certificates representing one hundred percent (100%) of the Steele Resource Stock or such lesser percentage as shall be acceptable to Steele Recording, but in no event less than ninety-five percent (95%) of the outstanding Steele Resource Stock.  The transfer of the Steele Resource Stock shall be made free and clear of all liens, mortgages, pledges, encumbrances or charges, whether disclosed or undisclosed, except as the Steele Resource Stockholders and Steele Recording shall have otherwise agreed in writing.

1.2
Issuance of Steele Recording Exchange Stock to Steele Resource Stockholders.  As consideration for the transfer, assignment, conveyance and delivery of the Steele Resource Capital Stock hereunder, Steele Recording shall, at the Closing, issue to the Steele Resource Stockholders, pro rata in accordance with each Stockholder’s percentage ownership of Steele Resource immediately prior to the Closing, certificates representing up to an aggregate of Five Million Seven Hundred Thirty Thousand (5,730,000) shares of Steele Recording common stock (the “Steele Recording Exchange Stock”).  The “Exchange Ratio” shall be One Thousand (1000) shares of Steele Recording Stock exchanged for one (1) share of Steele Resource Capital Stock.  The parties intend that the Steele Recording Exchange Shares being issued will be used to acquire all outstanding Steele Resource Stock.  To the extent that less than 100% of the Steele Resource Stock is acquired, the number of shares issuable to those Steele Resource Stockholders who have elected to participate in the exchange described in this Agreement (the “Exchange”) shall increase proportionately.

1.3	Steele Resource Stock Options. Steele Resource will have no outstanding options, warrants or any other right to purchase Steele Resource’s common stock on the Closing Date.

1.4
Steele Recording Exchange Stock to be Free and Clear of Encumbrances.  The issuance of the Steele Recording Exchange Stock shall be made free and clear of all liens, mortgages, pledges, encumbrances or charges, whether disclosed or undisclosed, except as the Steele Resource Stockholders and Steele Recording shall have otherwise agreed in writing.  As provided herein, and immediately after the Closing, after the ten-for-one (10:1) forward stock split, Steele Recording shall have issued and outstanding: (i) not more than 96,000,000 shares of Common Stock of which 21,200,000 shall be freely tradable; and (ii) shall have no preferred stock issued and outstanding.

1.5
Steele Recording Exchange Stock to be Restricted.  None of the Steele Recording Exchange Stock issued to the Steele Resource Stockholders, nor any of the Steele Resource Capital Stock transferred to Steele Recording hereunder shall, at the time of Closing, be registered under U.S. securities laws but, rather, shall be issued pursuant to an exemption therefrom and be considered “restricted stock” within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the “1933 Act”).  All of the issued Steele Recording Exchange Stock shall bear a legend worded substantially as follows:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 (the “Act”) and are ‘restricted securities’ as that term is defined in Rule 144 under the Act.  The shares may not be offered for sale, sold or otherwise transferred except pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company.”

The respective transfer agents of Steele Recording and Steele Resource shall annotate their records to reflect the restrictions on transfer embodied in the legend set forth above.  There shall be no requirement that Steele Recording register the Steele Recording Exchange Stock under the 1933 Act, nor shall Steele Resource or the Steele Resource Stockholders be required to register any Steele Resource Capital Stock under the 1933 Act.

1.6
Effect of Reorganization.  Upon the consummation of the Exchange Transaction and the issuance and transfer of the Steele Recording Exchange Stock as set forth above, Steele Resource Stockholders will hold approximately sixty percent (60%) of the then-outstanding common stock of Steele Recording representing a controlling interest in Steele Recording.  The Exchange Transaction will result in Steele Resource becoming a wholly-owned subsidiary of Steele Recording.

1.7
Tax and Accounting Consequences.  The Reorganization contemplated by this Agreement is intended to constitute an exchange as contemplated by the provisions of Sections 351 and 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).  Each party has consulted its own tax advisors with respect to the tax consequences of the Reorganization.

SECTION II
CLOSING

2.1
Closing of Transaction.  Subject to the fulfillment or waiver of the conditions precedent set forth in Section X herein below, the Closing shall take place at the offices of Duncan Law, 2520 Douglas Blvd. Ste 100, Roseville, CA 95661, or at such other time or place as Steele Resource Stockholders and Steele Recording may mutually agree in writing.

2.2
Closing Date.  The date upon which the Closing actually occurs is herein referred to as the “Closing Date.”  The Closing Date of the Reorganization shall take place on the date of execution of this Agreement, or such later date upon which the Steele Resource Stockholders and Steele Recording may mutually agree in writing.

2.3	Deliveries at Closing.

(a)	The Steele Resource Stockholders shall deliver or cause to be delivered to Steele Recording at Closing:

(1)
certificates representing all shares, or an amount of shares acceptable to Steele Recording, of the Steele Resource Capital Stock as described in Section 1.1, each endorsed in blank by the registered owner;

(2)
an agreement from each Steele Resource Stockholder surrendering his or her shares and agreeing to a restriction on the transfer of the Steele Recording Exchange Stock as described in Section 1.5 hereof;

(3)
a copy of a consent of Steele Resource’s board of directors authorizing Steele Resource to take the necessary steps toward Closing the transaction described by this Agreement in the form set forth in Exhibit B;

(4)	an opinion of Duncan Law Corp., counsel to Steele Resource, dated the Closing Date, in a form deemed acceptable by Steele Recording and its counsel;

(5)	Articles of Incorporation and Bylaws of Steele Resource certified as of the Closing Date by the CEO and Secretary of Steele Resource;

(6)	such other documents, instruments or certificates as shall be reasonably requested by Steele Recording or its counsel.

(b)	Steele Recording shall deliver or cause to be delivered to Steele Resource Stockholders at Closing:

(1)
a copy of a consent of Steele Recording’s board of directors authorizing Steele Recording to take the necessary steps toward Closing the transaction described by this Agreement in the form set forth in Exhibit C;

(2)	a copy of a Certificate of Good Standing for Steele Recording issued not more than ten (10) days prior to Closing by the Nevada Secretary of State;

(3)	all of Steele Recording’s corporate records;

(4)	executed bank forms for Steele Recording bank accounts reflecting a change in management and signatories to said bank accounts;

(5)
stock certificate(s) or a computer listing from Steele Recording’s transfer agent representing the Steele Recording Exchange Stock to be newly issued by Steele Recording under this Agreement, which certificates shall be in the names of the appropriate Steele Resource Stockholders, each in the appropriate denomination as set forth in Exhibit A;

(6)	verification from the stock transfer agent that 8,500,000 shares of Steele Recording’s outstanding stock owned by Peter Kristensen has been cancelled;

(7)	an opinion of Clifford J. Hunt, Esq., counsel to Steele Recording, dated the Closing Date, in a form deemed acceptable by Steele Resource and its counsel;

(8)	Articles of Incorporation and Bylaws of Steele Recording certified as of the Closing Date by the President and Secretary of Steele Recording;

(9)
written resignation of Mack Steele as an officer and director of Steele Recording to take effect as of the date of this Agreement as to his officer position and as a Director, July 1, 2010 after new directors are elected or appointed; and

(10)	such other documents, instruments or certificates as shall be reasonably requested by Steele Resource or its counsel.

2.4           Filings; Cooperation.

(a)
Prior to the Closing, the parties shall proceed with due diligence and in good faith to make such filings and take such other actions as may be necessary to satisfy the conditions precedent set forth in Section X below;

(b)
On and after the Closing Date, Steele Recording, Steele Resource and the Steele Resource Stockholders shall, on request and without further consideration, cooperate with one another by furnishing or using their best efforts to cause others to furnish any additional information and/or executing and delivering or using their best efforts to cause others to execute and deliver any additional documents and/or instruments, and doing or using their best efforts to cause others to do any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

SECTION III
REPRESENTATIONS AND WARRANTIES BY STEELE RESOURCE AND
CERTAIN STOCKHOLDERS

Subject to the schedule of exceptions, attached hereto and incorporated herein by this reference, (which schedules shall be acceptable to Steele Recording), Steele Resource and the Steele Resource Stockholders represent and warrant to Steele Recording as follows:

3.1
Organization and Good Standing of Steele Resource.  The Articles of Incorporation of Steele Resource and all Amendments thereto as presently in effect, and the Bylaws of Steele Resource as presently in effect, certified by the CEO of Steele Resource, have been delivered to Steele Recording and are complete and correct and since the date of such delivery, there has been no amendment, modification or other change thereto.

3.2
Capitalization.  Steele Resource’s authorized capital stock is 100,000 par value $0.001 shares of Common Stock (defined as “Steele Resource Common Stock”), of which 5,730 shares are issued and outstanding prior to the Closing Date, and held of record by four (4) persons, with the addresses of record and in the amounts set forth in Exhibit A.  All of such outstanding shares are validly issued, fully paid and non-assessable.  There are no outstanding options or warrants for Steele Resource Common Stock nor has Steele Resource reserved any of its shares for future issuance.  All securities issued by Steele Resource as of the date of this Agreement have been issued in compliance with Nevada law.  There are no other equity securities or convertible debt obligations of Steele Resource authorized, issued or outstanding.

3.3
Subsidiaries.  Steele Resource does not have and has never had any subsidiaries or affiliated companies and has no other investments, directly or indirectly, or other financial interest in any other corporation or business organization, joint venture or partnership of any kind.

3.4
No Conflict.  The execution and delivery of this Agreement by Steele Resource does not, and, as of the Closing Date, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Articles of Incorporation or Bylaws of Steele Resource or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Steele Resource or its properties or assets.

3.5
Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission (“Governmental Entity”) or any third party (so as not to trigger any Conflict) is required by or with respect to Steele Resource in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.6
Financial Statements.  Steele Resource will deliver to Steele Recording, at Closing, a copy of Steele Resource’s audited financial statements for the period ended June 9, 2010. Other than changes in the usual and ordinary conduct of the business since June 9, 2010, there have been and, at the Closing Date, there will be no material adverse changes in such financial statements.

3.7
Absence of Undisclosed Liabilities.  Save as disclosed, Steele Resource has no liabilities, indebtedness, obligations or commitments which are not adequately reflected or reserved against in the Steele Resource financial statements or otherwise reflected in this Agreement and Steele Resource shall not have as of the Closing Date, any liabilities (secured or unsecured and whether accrued, absolute, direct, indirect or otherwise) which were incurred after June 9, 2010 and would be individually or in the aggregate, material to the results of operations or financial condition of Steele Resource as of the Closing Date.

3.8	Absence of Certain Changes. Since June 9, 2010,

(a)	Steele Resource has not entered into any material transaction;

(b)
there has been no change in the condition (financial or otherwise), business, property, prospects, assets or liabilities of Steele Resource, other than changes that both individually and in the aggregate do not have a consequence that is materially adverse to such condition, business, property, prospects, assets or liabilities;

(c)
there has been no damage to, destruction of or loss of any of the properties or assets of Steele Resource (whether or not covered by insurance) materially and adversely affecting the condition (financial or otherwise), business, property, prospects, assets or liabilities of Steele Resource;

(d)
Steele Resource has not declared, or paid any dividend or made any distribution on its capital stock, redeemed, purchased or otherwise acquired any of its capital stock, granted any options to purchase shares of its stock, or issued any shares of its capital stock;

(e)
there has been no material change, except in the ordinary course of business, in the contingent obligations of Steele Resource by way of guaranty, endorsement, indemnity, warranty, commitment or otherwise;

(f)	there are no loans made by Steele Resource to its employees, officers or directors outstanding of the date of this Agreement;

(g)	there has been no waiver or compromise by Steele Resource of a valuable right or of a material debt owed to it;

(h)	there has been no compensation paid to any of Steele Resource’s employees;

(i)	there has been no labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

(j)
there has been no notice of any claim of ownership by a third party of Steele Resource’s Staked Claims Property Rights (as defined in Section 3.13 below) or of infringement by Steele Resource of any third party’s Staked Claims Property Rights;

(k)	no issuance or sale by Steele Resource of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

(l)	there has been no agreement or commitment by Steele Resource to do or perform any of the acts described in this Section 3.8; and

(m)
there has been no other event or condition of any character which might reasonably be expected either to result in a material and adverse change in the condition (financial or otherwise), business, property, prospects, assets or liabilities of Steele Resource or to impair materially the ability of Steele Resource to conduct the business now being conducted.

3.9
Litigation.  There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against Steele Resource or its properties.  There are no actions, suits or proceedings pending, or, to the knowledge of Steele Resource, threatened against or affecting Steele Resource or its business, any of its officers or directors relating to their positions as such, or any of its properties, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in connection with the business, operations or affairs of Steele Resource which might result in any material adverse change in the operations or financial condition of Steele Resource, or which might prevent or materially impede the consummation of the transactions under this Agreement.

3.10
Compliance with Laws.  The operations and affairs of Steele Resource do not violate any law, ordinance, rule or regulation currently in effect, or any order, writ, injunction or decree of any court or governmental agency, the violation of which would substantially and adversely affect the business, financial conditions or operations of Steele Resource.

3.11
Employment Matters.  There are no collective bargaining, bonus, profit sharing, compensation, or other plans, agreements or arrangements between Steele Resource and any of its directors, officers or employees and there is no employment, consulting, severance or indemnification arrangements, agreements or understandings between Steele Resource on the one hand, and any current or former directors, officers or employees of Steele Resource on the other hand.  Steele Resource has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees and there exists no liability for any arrears of wages or any taxes or penalties on wages.  Steele Resource is not involved in or, to Steele Resource’s knowledge, threatened with any labor dispute, grievance or litigation relating to labor, safety, disability or discrimination matters involving any Employee.

3.12	Assets. All of the assets reflected on the June 9, 2010, Steele Resource Financial Statements or acquired and held as of the Closing Date, will be owned by Steele Resource on the Closing Date.

3.13	Staked Claims Property Rights

(a)
“Staked Claims Property Rights” refer to claims that have been staked on property owned by the U.S. Bureau of Land Management (“BLM”) and controlled by the lessor. Property rights can be created by staking of claims which is permitted on U.S. Government property; however such claims must be filed with the BLM and any significant drilling or development activity will be subject to the review and approval of the BLM and the Nevada Department of Environmental Protection (“NDEP”).

(b)
Schedule 3.13 lists all Staked Claims Property Rights owned by, leased by, or applied for, by Steele Resource (the “Steele Resource Staked Claims Property Rights”) and lists any proceedings or actions before any court or tribunal (including the BLM or NDEP) related to any of the Steele Resource Property Rights;

(c)
Each of Steele Resource Staked Claims Property Rights is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Steele Resource Staked Claims Property Rights have been paid and all necessary documents and certificates in connection with such Steele Resource Staked Claims Property Rights have been filed with the relevant authorities in the United States and Nevada, as the case may be;

(d)	Steele Resource has no knowledge of any facts or circumstances that would render any of Steele Resource’s Staked Claims Property Rights invalid or unenforceable;

(e)
Each item of Steele Resource’s Staked Claims Property Rights is free and clear of any Liens except for those listed in Schedule 3.13. Steele Resource is the exclusive holder of all mineral exploration rights referred to in Schedule 3.13;

(f)	Steele Resource has taken all steps that are reasonably required to protect its Staked Claims Property Rights;

(g)
To the knowledge of Steele Resource, there are no contracts, licenses or agreements between Steele Resource and any other person with respect to Steele Resource Staked Claims Property Rights under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by Steele Resource thereunder;

(h)	To the best of Steele Resource’s knowledge, no person is using, infringing or misappropriating any Steele Resource Staked Claims Property Right; and

(i)
Neither this Agreement nor the transactions contemplated by this Agreement, by operation of law or otherwise, of any contracts or agreements to which Steele Resource is a party, will result in (i) either Steele Recording’s or Steele Resource’s granting to any third party any right to or with respect to any Staked Claims Property Rights owned by, or leased to, either of them, (ii) either Steele Recording or Steele Resource’s being bound by, or subject to, any non-compete, non-solicitation or other restriction on the operation or scope of their respective businesses, or (iii) either Steele Recording or Steele Resource’s being obligated to pay any royalties or other amounts to any third party in excess of those payable by Steele Recording or Steele Resource, respectively, prior to the Closing.

3.14
Agreements, Contracts and Commitments.  Steele Resource has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract, license or commitment to which it is a party, by which it benefits or by which it is bound (any such agreement, contract, license or commitment, a “Contract”), nor is Steele Resource aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both.  Each Contract is in full force and effect and, except as otherwise disclosed in Schedule 3.14 is not subject to any default thereunder by any party obligated to Steele Resource pursuant thereto.

3.15
Tax Matters.  All federal, foreign, state and local tax returns, reports and information statements required to be filed by or with respect to the activities of Steele Resource have been timely filed.  Since its formation, Steele Resource has not incurred any liability with respect to any federal, foreign, state or local taxes except in the ordinary and regular course of business. On the date of this Agreement, Steele Resource is not delinquent in the payment of any such tax or assessment, and no deficiencies for any amount of such tax have been proposed or assessed.

3.16
Operating Authorities.  Steele Resource has all material operating authorities, governmental certificates and licenses, permits, authorizations and approvals (“Permits”) required to conduct its business as presently conducted.  Such Permits, if any, are set forth on Schedule 3.16.  Since Steele Resource’s inception, there has not been any notice or adverse development regarding such Permits; such Permits are in full force and effect; no material violations are or have been recorded in respect of any Permit; and no proceeding is pending or threatened to revoke or limit any Permit.

3.17
Continuation of Key Management.  All key management personnel of Steele Resource intend to continue their employment or consultancy arrangement with Steele Resource after the Closing.  For purposes of this Section 3.17, “key management personnel” shall include A. Scott Dockter, David McClelland and Christopher Whitaker.

3.18
Books and Records.  The books and records of Steele Resource are complete and correct, are maintained in accordance with good business practice and accurately present and reflect, in all material respects, all of the transactions therein described, and there have been no transactions involving Steele Resource which properly should have been set forth therein and which have not been accurately so set forth.

3.19
Authority to Execute Agreement.  The Board of Directors of Steele Resource, has duly authorized the execution and delivery by Steele Resource of this Agreement.  Steele Resource has the power and authority to execute and deliver this Agreement and to take all other actions required to be taken by it pursuant to the provisions hereof.  Steele Resource has taken all actions required by law, its Articles of Incorporation, as amended, or otherwise to authorize the execution and delivery of this Agreement.  This Agreement is valid and binding upon Steele Resource and those Stockholders listed in Exhibit A hereto in accordance with its terms.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or breach of the Articles of Incorporation, as amended, or the Bylaws, as amended, of Steele Resource, or any agreement, stipulation, order, writ, injunction, decree, law, rule or regulation applicable to Steele Resource.

3.20
Finder’s Fees.  Steele Resource and the Steele Resource Stockholders are not, and on the Closing Date will not be liable or obligated to pay any finder’s, agent’s or broker’s fee arising out of or in connection with this Agreement or the transactions contemplated by this Agreement.

3.21
Compliance with Environmental Laws.  Steele Resource is: (1) in compliance with all environmental laws applicable to its activities including those relating to emissions, discharges and releases of hazardous materials into land, soil, ambient air, water and the atmosphere and (2) is in compliance with all environmental and mining laws applicable to the exploration, extraction, treatment, storage, transportation, and disposal of hazardous materials at its exploration property sites.

3.22	Compliance with Health and Safety Laws. Steele Resource is in compliance with all health and safety laws applicable to its business.

3.23	Steele Resource Stockholders Representations.

(a)	Steele Resource Stockholders are the registered and beneficial owners of the Steele Resource Capital Stock which are validly issued and free and clear of all liens, charges and encumbrances;

(b)
Steele Resource Stockholders have good and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and to transfer the legal title and beneficial ownership of the Steele Resource Capital Stock to Steele Recording;

(c)
no person, firm or corporation has any written or verbal agreement or option, understanding or commitment or any right or privilege capable of becoming an agreement for the purchase of the Steele Resource Capital Stock; and

(d)	the Steele Resource Stockholders have no knowledge of any:

(i)	actions, suits, investigations or proceedings which could affect any of the shares of Steele Resource Capital Stock which are in progress, pending or threatened;

(ii)	outstanding judgments of any kind against any of the shares of Steele Resource Capital Stock; or

(iii)	occurrences or events which have, or might reasonably be expected to have, a material adverse effect on any of the shares of Steele Resource Capital Stock.

3.24
Disclosure.  At the date of this Agreement, Steele Resource and those Steele Resource Stockholders listed in Exhibit A have, and at the Closing Date they will have, disclosed all events, conditions and facts materially affecting the business and prospects of Steele Resource.  Steele Resource and such Stockholders have not now and will not have at the Closing Date, knowingly withheld knowledge of any such events, conditions or facts which they know, or have reasonable grounds to know, may materially affect Steele Resource’s business and prospects.  Neither this Agreement nor any certificate, exhibit, schedule or other written document or statement, furnished to Steele Recording by Steele Resource and/or by such stockholders in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.

SECTION IV
REPRESENTATIONS AND WARRANTIES BY STEELE RECORDING

Subject to the schedule of exceptions, attached hereto and incorporated herein by this reference, (which schedules shall be acceptable to Steele Resource), Steele Recording and its Directors Mr. Peter Kristensen and Mr. Mack Steele (individually) represent and warrant to Steele Resource and Steele Resource Stockholders as follows:

4.1
Organization and Good Standing.  Steele Recording is currently a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to own or lease its properties and to carry on its business as now being conducted and as proposed to be conducted post-closing.  Steele Recording is qualified to conduct business as a foreign corporation in no other jurisdiction, and the failure to so qualify in any other jurisdiction does not materially, adversely affect the ability of Steele Recording to carry on its business as most recently conducted.  The Articles of Incorporation of Steele Recording and all amendments thereto as presently in effect, certified by the Secretary of State of Nevada, and the Bylaws of Steele Recording as presently in effect, certified by the President and Secretary of Steele Recording, have been delivered to Steele Resource and are complete and correct and since the date of such delivery, there has been no amendment, modification or other change thereto.

4.2
Authority to Execute Agreement.  The Board of Directors of Steele Recording, pursuant to the power and authority legally vested in it, has duly authorized the execution and delivery by Steele Recording of this Agreement and the Steele Recording Exchange Stock, and has duly authorized each of the transactions hereby contemplated.  Steele Recording has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof and has given such notice to or made such filing with or obtained such authorization, consent or approval of any government or governmental agency as necessary in order to consummate the transactions contemplated by this agreement.  Steele Recording has taken all the actions required by law, its Articles of Incorporation, as amended, its Bylaws, as amended, applicable Nevada law or otherwise to authorize the execution and delivery of the Steele Recording Exchange Stock pursuant to the provisions hereof.  This Agreement is valid and binding upon Steele Recording and enforceable in accordance with its terms.

4.3
Capitalization.  Steele Recording’s authorized capital stock consists of 900,000,000 shares of $0.001 par value common stock ( “Steele Recording Common Stock”), 12,320,000 of which have been issued and outstanding prior to Closing Date and 9,550,000 will be issued and outstanding on the Closing Date held of record by approximately 30 Stockholders.  5,000,000 shares of Preferred Stock are authorized and none are issued or outstanding.  All authorized and/or outstanding options and warrants are set forth on Schedule 4.3.  Except as set forth in Schedule 4.3, no other equity securities or debt obligations (other than trade payables) of Steele Recording are authorized, issued or outstanding and as of the Closing, there will be no other outstanding options, warrants, agreements, contracts, calls, commitments or demands of any character, preemptive or otherwise, other than this Agreement, relating to any of the Steele Recording Common Stock, and there will be no outstanding security of any kind convertible into Steele Recording Common Stock.  The shares of Steele Recording Common Stock are free and clear of all liens, charges, claims, pledges, restrictions and encumbrances whatsoever of any kind or nature that would inhibit, prevent or otherwise interfere with the transactions contemplated hereby.  All of the outstanding Steele Recording Common Stock are validly issued, fully paid and nonassessable and there are no voting trust agreements or other contracts, agreements or arrangements restricting or affecting voting or dividend rights or transferability with respect to the outstanding shares of Steele Recording Common Stock.

4.4
Issuance of Exchange Stock.  All of the Steele Recording Common Stock to be issued to or transferred to the Steele Resource Stockholders pursuant to this Agreement, when issued, transferred and delivered as provided herein, will be duly authorized, validly issued, fully paid and nonassessable, and will be free and clear of all liens, charges, claims, pledges, restrictions and encumbrances whatsoever of any kind or nature, except those restrictions relating to Rule 144 of the 1933 Act imposed by US corporate and securities regulations.

4.5
Shareholder Approval.  Steele Recording is not required to obtain any approval of the transaction set forth in this Agreement by its outstanding shares pursuant to the General Corporation Law of Nevada.

4.6
No Violation and Non-Contravention.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Steele Recording with any of the provisions hereof will:

(a)
violate or conflict with, or result in a breach of any provisions of, or constitute a default ( or an event which, with notice or lapse of time or both, would constitute a default) under, any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Steele Recording or any note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument to which Steele Recording is a party, or by which it or its properties or assets may be bound or affected; or

(b)
violate any restriction of any government, governmental agency or court, order, writ, injunction or decree, or any statute, rule, permit, or regulation applicable to Steele Recording or any of its properties or assets.

4.7
Subsidiaries.  Steele Recording has no subsidiaries and no investments, directly or indirectly, or other financial interest in any other corporation or business organization, joint venture or partnership of any kind whatsoever.

4.8
SEC Documents; Steele Recording Financial Statements.  Steele Recording has furnished or made available to Steele Resource true and complete copies of all reports or registration statements filed by it with the Securities and Exchange Commission (the “SEC”) since June 22, 2007, all in the form so filed (all of the foregoing being collectively referred to as the “SEC Documents”).  As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934 (the “Exchange Act”).  The financial statements of Steele Recording, including the notes thereto, included in the SEC Documents (the “Steele Recording Financial Statements”) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the consolidated financial position of Steele Recording at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments).

4.9
Litigation.  Except as set forth in Schedule 4.9, there are no actions, suits, proceedings, claims, arbitration or investigations pending, or as to which Steele Recording has received any notice of assertion against Steele Recording, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.  Except as set forth in Schedule 4.9, there are no actions, suits or proceedings threatened against or relating to Steele Recording or its business neither Steele Recording or its respective directors or officers are being prosecuted for any criminal offense relating to its business, nor are any such prosecutions pending or threatened.

4.10
Contracts.  Steele Recording is not a party to any contract of any nature whatsoever, nor is Steele Recording a party to any written or oral commitment for capital expenditures.  Steele Recording is not a party to, nor is it or its property bound by any written or oral, express or implied, agreement, contract or other contractual obligation including, without limitation, any real or personal property leases, any employment agreements, any consulting agreements, any personal services agreements or any other agreements that require Steele Recording to pay any money or deliver any assets or services.  Steele Recording has paid all wages, salaries and compensation to all past or present employees, consultants and officers and to the best of its knowledge, there is no dispute relating to wages, benefits or any other compensation relating to any former or terminated employee, consultant or officer. Steele Recording has in all material respects performed all obligations required to be performed by it to date and is not in default under any agreement or other documents to which it was a party.

4.11
Liabilities. Except as set forth in Schedule 4.11, Steele Recording will have no debts or liabilities of any nature including in respect of any accounts payable or under any note, bond, debenture, mortgage, indenture, security arrangement, guaranty, or other instrument of indebtedness for borrowed money as of the Closing Date.

4.12
Finder’s Fees.  Steele Recording is not, and on the Closing Date, will not be liable or obligated to pay any finder’s, agent’s or broker’s fee arising out of or in connection with this Agreement or the transactions contemplated by this Agreement for which Steele Resource could become liable or obligated.

4.13
Books and Records.  The books and records of Steele Recording are complete and correct, are maintained in accordance with good business practice and accurately present and reflect in all material respects, all of the transactions therein described.  To the best of Steele Recording’s knowledge, there have been no transactions involving Steele Recording which properly should have been set forth therein and which have not been accurately so set forth.

4.14
Disclosure.  Steele Recording has and at the Closing Date it will have, disclosed all events, conditions and facts materially affecting the business and prospects of Steele Recording.  Steele Recording has not now and will not have at the Closing Date, withheld knowledge of any such events, conditions and facts which it knows, or has reasonable grounds to know, may materially affect Steele Recording’s business and prospects.  Neither this Agreement, nor any certificate, exhibit, schedule or other written document or statement, furnished to Steele Resource or the Steele Resource Stockholders by Steele Recording in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to be stated in order to make the statements contained herein or therein not misleading.

4.15
Compliance with Law. The business of Steele Recording has been and is presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except such that, individually or in the aggregate, the noncompliance therewith could not reasonably be expected to have a material adverse effect. Steele Recording has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Steele Recording or its business.

4.16
Taxes. Steele Recording has accurately prepared and filed all federal, state and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been made for and are reflected in the financial statements of Steele Recording for all current taxes and other charges to which Steele Recording is subject and which are not currently due and payable. None of the federal income tax returns of Steele Recording have been audited by the Internal Revenue Service. Steele Recording has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against Steele Recording for any period, nor of any basis for any such assessment, adjustment or contingency.

4.17
Material Agreements. Steele Recording has not entered into any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, required to be filed with the SEC (the “Material Agreements”). Steele Recording has not received any notice of default under any Material Agreement. Steele Recording is not in default under any Material Agreement now in effect.

4.18
DTC Status. Steele Recording’s transfer agent is a participant in and the Steele Recording Common Stock is eligible for transfer pursuant to the Depository Trust Company Automated Securities Transfer Program. The name, address, telephone number, fax number, contact person and email of the transfer agent is set forth on Schedule 4.18 hereto.

4.19
Governmental Approvals. Except for the filing of any notice prior to or subsequent to the Closing that may be required under applicable state and/or federal securities laws (which if required, shall be filed on a timely basis), no authorization, consent, approval, license, exemption of, filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, is or will be necessary for, or in connection with, the execution or delivery of the Exchange Shares, or for the performance by Steele Recording of its obligations under this Agreement.

4.20
Survival of Representations and Warranties.  All of the representations and warranties of Steele Recording and its directors or Steele Resource and its Stockholders above shall survive the Closing hereunder and continue in full force and effect for a period of twelve (12) months thereafter.

4.21
Indemnification Provisions for Benefit of Steele Resource and Steele Resource Stockholders.  In the event that Steele Recording and its Directors Mr. Kristensen or Mr. Steele breach any of their representations, warranties and covenants contained herein, [and, subject to the applicable survival period pursuant to 4.20 above], provided that Steele Resource makes a written claim for indemnification against Steele Recording or its Directors Mr. Kristensen or Mr. Steele within such survival period, then Steele Recording and its Directors Mr. Kristensen and Mr. Steele agree to indemnify Steele Resource and hold it harmless from and against the entirety of all actions, proceedings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses that Steele Resource (or Steele Recording post closure of this Agreement) may suffer through and after the date of the claim for indemnification (“Adverse Consequences”) resulting from, arising out of, relating to the breach; provided, however, that

(i)
Steele Recording and or its Directors Mr. Kristensen and Mr. Steele shall not have any obligation to indemnify Steele Resource from and against any Adverse Consequences resulting from, arising out of, relating to the breach of any representation or warranty until Steele Resource has suffered Adverse Consequences by reason of all such breaches in excess of a Five Thousand Dollar ($5,000) aggregate deductible (after which point Steele Recording and its Directors Mr. Kristensen and Mr. Steele will be obligated only to indemnify Steele Resource from and against further such Adverse Consequences) and

(ii)
Mr. Steele has entered into a separate Indemnification Agreement dated May 17, 2010 whereby he will personally and solely indemnify Steele Recording from and against Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the litigation set forth in Schedule 4.9.

SECTION V
ACCESS AND INFORMATION

5.1
As to Steele Resource. Subject to the protections provided by subsection 8.4 herein, Steele Resource shall give to Steele Recording and to Steele Recording’s counsel, if any, accountants and other representatives full access during normal business hours throughout the period prior to the Closing, to all of Steele Resource’s properties, books, contracts, commitments, and records, including information concerning mineral leases and exploration rights, held by, or assigned to, Steele Resource, and furnish Steele Recording during such period with all such information concerning Steele Resource’s affairs as Steele Recording reasonably may request.

5.2
As to Steele Recording.  Subject to the protections provided by subsection 8.4 herein, Steele Recording shall give to Steele Resource, the Steele Resource Stockholders and their counsel, accountants and other representatives, full access, during normal business hours throughout the period prior to the Closing, to all of Steele Recording’s properties, books, contracts, commitments, and records, if any, and shall furnish Steele Resource and the Steele Resource Stockholders during such period with all such information concerning Steele Recording’s affairs as Steele Resource or the Steele Resource Stockholders reasonably may request.

SECTION VI
COVENANTS OF STEELE RESOURCE AND STEELE RESOURCE STOCKHOLDERS

6.1
No Solicitation.  For a period of forty-five (45) days from the date of this Agreement or until the Closing Date, Steele Resource and the Steele Resource Stockholders, to the extent within each Stockholder’s control, will use their best efforts to cause its officers, employees, agents and representatives not, directly or indirectly, to solicit, encourage, or initiate any discussions with, or indirectly to solicit, encourage, or initiate any discussions with or to any person or entity other than Steele Recording and its officers, employees, and agents, concerning any merger, sale of substantial assets, or similar transaction involving Steele Resource, or any sale of any of its capital stock or of the capital stock held by such Stockholders in excess of fifty percent (50%) of such Stockholder’s current stock holdings except as otherwise disclosed in this Agreement.  Steele Resource will notify Steele Recording immediately upon receipt of an inquiry, offer, or proposal relating to any of the foregoing.  None of the foregoing shall prohibit providing information to others in a manner in keeping with the ordinary conduct of Steele Resource’s business, or providing information to government authorities.

6.2
Conduct of Business Pending the Closing Date.  Steele Resource and the Steele Resource Stockholders, to the extent within each Stockholder’s control, covenant and agree with Steele Recording that, prior to the consummation of the transaction called for by this Agreement, and Closing, or the termination of this Agreement pursuant to its terms, unless Steele Recording shall otherwise consent in writing, and except as otherwise contemplated by this Agreement, Steele Resource and the Steele Resource Stockholders, to the extent within each Stockholder’s control, will comply with each of the following prior to Closing:

(a)
Its business shall be conducted only in the ordinary and usual course.  Steele Resource shall use reasonable efforts to keep intact its business organization and good will, keep available the services of its respective officers and employees, and maintain good relations with suppliers, creditors, employees, customers, and others having business or financial relationships with it, and it shall immediately notify Steele Recording of any event or occurrence which is material to, and not in the ordinary and usual course of business of, Steele Resource;

(b)
It shall not (i) amend its Articles of Incorporation or Bylaws or (ii) split, combine, or reclassify any of its outstanding securities, or declare, set aside, or pay any dividend or other distribution on, or make or agree or commit to make any exchange for or redemption of any such securities payable in cash, stock or property;

(c)
It shall not, except as described in Schedule 6.2(c), (i) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, or (ii) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing, except as set forth in this Agreement;

(d)
It shall not create, incur, or assume any long-term or short-term indebtedness for money borrowed or make any capital expenditures or commitment for capital expenditures, except in the ordinary course of business and consistent with past practice;

(e)
It shall not (i) adopt, enter into, or amend any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director, or employee, or (ii) agree to any material (in relation to historical compensation) increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director or employee except, with respect to employees who are not officers or directors, in the ordinary course of business in accordance with past practice, or with the written approval of Steele Recording;

(f)
It shall not sell, lease, mortgage, encumber, license or otherwise dispose of or grant any interest in any of its assets or properties except for: (i) sales, encumbrances, and other dispositions or grants in the ordinary course of business and consistent with past practice; (ii) liens for taxes not yet due; (iii) liens or encumbrances that are not material in amount or effect and do not impair the use of the property, or (iv) as specifically provided for or permitted in this Agreement;

(g)	It shall not enter into any strategic alliance, joint development or joint venture arrangement or agreement except with the written approval of Steele Recording;

(h)	It shall not enter into any agreement, commitment, or understanding, whether in writing or otherwise, with respect to any of the matters referred to in subsections 6.2(a) through 6.2(g) above;

(i)
It will continue properly and promptly to file when due all tax returns, reports, and declarations required to be filed by it, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by it; and

(j)	It will comply with all laws and regulations applicable to it and its operations.

SECTION VII
COVENANTS OF STEELE RECORDING

7.1
No Solicitation.  For a period of forty-five (45) days from the date of this Agreement or until the Closing Date, Steele Recording will not discuss or negotiate with any other corporation, firm or other person or entertain or consider any inquiries or proposals relating to the possible disposition of its shares of capital stock, or its assets, and will conduct business only in the ordinary course.  Notwithstanding the foregoing, Steele Recording shall be free to engage in activities mentioned in the preceding sentence which are designed to further the mutual interests of the parties to this Agreement.

7.2
Conduct of Steele Recording Pending Closing.  Steele Recording covenants and agrees with the Steele Resource Stockholders that, prior to the consummation of the transactions called for by this Agreement, and Closing, or the termination of this Agreement pursuant to its terms, unless the Steele Resource Stockholders shall otherwise consent in writing, and except as otherwise contemplated by this Agreement, Steele Recording will comply with each of the following prior to Closing:

(a)
No change will be made in Steele Recording’s Articles of Incorporation or Bylaws or in Steele Recording’s authorized or issued shares of stock, except as contemplated in this Agreement or as may be first approved in writing by the Steele Resource Stockholders;

(b)
No dividends shall be declared, no stock options granted and no employment agreements shall be entered into with officers or directors in Steele Recording, except as may be first approved in writing by the Steele Resource Stockholders;

(c)
Steele Recording will use its best efforts to resolve any and all liabilities, obligations or commitments such that as of the Closing Date Steele Recording shall have no liabilities, contingent or otherwise, then existing in excess of $10,000; and

(d)	Steele Recording shall promptly notify Steele Resource of any event or events that have had or could reasonably be expected to have a material adverse effect on Steele Recordings or its business.

7.3
Registration and Listing.    Steele Recording shall cause its Common Stock to continue to be registered under Section 12(b) or 12(g) of the Exchange Act, to comply in all respects with its reporting and filing obligations under the Exchange Act, and to not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act. Steele Recording will take all action necessary to continue the listing or trading of its Common Stock on the OTC Bulletin Board.

7.4	Compliance with Laws. Steele Recording shall comply with all applicable laws, rules, regulations and orders, noncompliance with which would be reasonably likely to have a material adverse effect.

7.5
Corporate Action to be Taken at the Closing.  Steele Recording will appoint new directors as designated by the Steele Resource Stockholders and may retain or replace the current auditors of Steele Recording after the Reorganization.

SECTION VIII
ADDITIONAL COVENANTS OF THE PARTIES

8.1
Cooperation.  The Steele Resource Stockholders, Steele Resource and Steele Recording will cooperate with each other and their respective counsel, accountants and agents in carrying out the transaction contemplated by this Agreement, and in preparing and delivering all documents and instruments deemed reasonably necessary or useful by the other party.

8.2
Expenses.  Each of the parties hereto shall pay all of its respective costs and expenses (including attorneys’ and accountants’ fees, costs and expenses) incurred in connection with this Agreement and the consummation of the transactions contemplated herein.

8.3
Publicity.  (a) Prior to the Closing, any written news releases or public disclosure by either party pertaining to this Agreement shall be submitted to the other party for its review and approval prior to such release or disclosure, provided, however, that (i) such approval shall not be unreasonably withheld, and (ii) such review and approval shall not be required of disclosures required to comply, in the judgment of counsel, with SEC or state securities or corporate laws or policies.

(b) After the Closing Steele Recording will take all steps necessary to prepare and file, within four business days of the Closing Date, a Form 8-K with the SEC. Such 8-K will include audited financial statements of Steele Resource and pro forma financial information reflecting the Reorganization.

8.4
Confidentiality.  While each party is obligated to provide access to and furnish information in accordance with Sections V herein, it is understood and agreed that such disclosure and information subsequently obtained as a result of such disclosures are proprietary and confidential in nature.  Each party agrees to hold such information in confidence and not to reveal any such information to any person who is not a party to this Agreement, or an officer, director or key employee thereof, and not to use the information obtained for any purpose other than assisting in its due diligence inquiry in conjunction with the transactions contemplated by this Agreement.  The confidentiality provisions of this Section 8.4 shall survive the Closing or termination of the transactions contemplated herein. Upon request of any party, a confidentiality agreement, acceptable to the disclosing party, will be executed by any person selected to receive such proprietary information, prior to receipt of such information.

8.5
Notification of Certain Matters.  Steele Resource shall give prompt notice to Steele Recording, and Steele Recording shall give prompt notice to Steele Resource, of (i) the occurrence or non-occurrence of any event, which is likely to cause any representation or warranty of Steele Resource or Steele Recording, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date and (ii) any failure of Steele Resource or Steele Recording, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 8.5 shall not limit or otherwise affect any remedies available to the party receiving such notice.

8.6	OTCBB Listing. The Steele Recording Common Stock shall continue to be listed on the OTC Bulletin Board under the symbol “SELR.”

8.7
Steele Resource’s Accountants.  Steele Resource will use its commercially reasonable efforts to cause its management and its independent accountants to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) as required by Steele Recording to comply with applicable SEC regulations, (ii) the review of any Steele Resource interim financial statements and data, and (iii) the delivery of such representations from Steele Resource’s independent accountants as may be reasonably requested by Steele Recording or its accountants in order for Steele Recording’s accountants to render their audit report as to the consolidated financial statements of Steele Recording and Steele Resource.

8.8
Additional Documents and Further Assurances.  Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

SECTION IX
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1
The representations, warranties and covenants of Steele Resource and the Steele Resource Stockholders contained herein shall survive the execution and delivery of this Agreement, the Closing and the consummation of the transactions called for by this Agreement.  The representations, warranties and covenants of Steele Recording and its Directors Mr. Kristensen and Mr. Steele contained herein shall survive the execution and delivery of this Agreement, the Closing and the consummation of the transactions called for by this Agreement.

SECTION X
CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTIES

10.1
Conditions to Obligations of the Parties.  The obligations of Steele Recording, Steele Resource and the Steele Resource Stockholders under this Agreement shall be subject to the fulfillment, on or prior to the Closing, of all conditions elsewhere herein set forth, including, but not limited to, receipt by the appropriate party of all deliveries required by Section II herein, and fulfillment, prior to Closing, of each of the following conditions:

(a)
All material authorizations, consents or approvals of any and all governmental regulatory authorities necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect;

(b)
The Closing shall not violate any permit or order, decree or judgment of any court or governmental body having competent jurisdiction and there shall not have been instituted any legal or administrative action or proceeding to enjoin the transaction contemplated hereby or seeking damages from any party with respect thereto;

(c)	Each party shall have received favorable opinions from the other party’s counsel on such matters in connection with the transactions contemplated by this Agreement as are reasonable;

(d)
Each party shall have satisfied itself that since the date of this Agreement the business of the other party has been conducted in the ordinary course.  In addition, each party shall have satisfied itself that no withdrawals of cash or other assets have been made and no indebtedness has been incurred since the date of this Agreement, except in the ordinary course of business or with respect to services rendered or expenses incurred in connection with the Closing of this Agreement, unless said withdrawals or indebtedness were either authorized by the terms of this Agreement or subsequently consented to in writing by the parties;

(e)
Each party covenants that, to the best of its knowledge, it has complied in all material respects with all applicable laws, orders and regulations of federal, state, municipal and/or other governments and/or any instrumentality thereof, domestic or foreign, applicable to their assets, to the business conducted by them and to the transactions contemplated by this Agreement;

(f)
Each party shall have granted to the other party (acting through its management personnel, counsel, accountants or other representatives designated by it) full opportunity to examine its books and records, properties, proprietary rights and other instruments, rights and papers of all kinds in accordance with Section V hereof, and each party shall be satisfied to proceed with the transactions contemplated by this Agreement upon completion of such examination and investigation;

(g)
The issuance of the Exchange Stock in the Reorganization shall be exempt from the registration requirement of the US securities laws and Steele Recording shall have obtained all necessary US and State Blue Sky approvals or exemptions for the issuance of the Exchange Stock required prior to the Closing Date;

(h)	Steele Recording, Steele Resource and the Steele Resource Stockholders shall agree to indemnify each other party against any liability to any broker or finder to which that party may become obligated;

(i)	The Exchange shall be approved by the Boards of Directors of both Steele Resource and Steele Recording;

(j)
Steele Recording and Steele Resource and their respective legal counsel shall have received copies of all such certificates, opinions and other documents and instruments as each party or its legal counsel may reasonably request pursuant to this Agreement or otherwise in connection with the consummation of the transactions contemplated hereby, and all such certificates, opinions and other documents and instruments received by each party shall be reasonably satisfactory, in form and substance, to each party and its legal counsel;

(k)
Steele Resource, the Steele Resource Stockholders and Steele Recording shall have the right to waive any or all of the conditions precedent to its obligations hereunder not otherwise legally required; provided, however, that no waiver by a party of any condition precedent to its obligations hereunder shall constitute a waiver by such party of any other condition; and

(l)
Steele Resource, the Steele Resource Stockholders and Steele Recording shall have made best efforts to structure the Exchange to qualify as a tax-free reorganization under Section 368(a)(1)(B) of the Code.

10.2
Conditions to Obligations of Steele Recording.  The obligations of Steele Recording to consummate the transactions contemplated herein are subject to satisfaction (or waiver by it) of the following conditions:

(a)
All representations and warranties made by the Steele Resource Stockholders and Steele Resource in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date;

(b)
The Steele Resource Stockholders and Steele Resource shall have performed or complied with all covenants, agreements and conditions contained in this Agreement on their part required to be performed or complied with at or prior to the Closing;

(c)
Each Steele Resource Stockholder acquiring Exchange Stock will be required, at Closing, to submit an agreement confirming that all the Exchange Stock received will be acquired for investment and not with a view to, or for sale in connection with, any distribution thereof, and agreeing not to transfer any of the Exchange Stock for a period of one year from the date of the Closing, except for those transfers falling within an exemption from registration under the Securities Act, which transfers do not constitute a public distribution of securities, and in which the transferees execute an investment letter in form and substance satisfactory to counsel for Steele Recording.  The foregoing provision shall not prohibit nor require the registration of those shares at any time following the Closing.  Each Steele Resource Stockholder acquiring Exchange Stock will be required to transfer to Steele Recording at the Closing his/her respective Steele Resource Shares, free and clear of all liens, mortgages, pledges, encumbrances or changes, whether disclosed or undisclosed;

(d)	All schedules prepared by Steele Resource shall be current or updated as necessary as of the Closing Date;

(e)	Steele Resource shall have provided to Steele Recording, as of a date within five (5) days prior to Closing, an update on any material change in the Steele Resource business or assets;

(f)
If Steele Resource Stockholders, who in the aggregate own five percent (5%) or more of the Steele Resource Shares, dissent from the proposed share exchange, or are unable or for any reason refuse to transfer any or all of their Steele Resource Shares to Steele Recording in accordance with Section I of this Agreement, Steele Recording, at its option, may terminate this Agreement;

(g)
There shall not have occurred any material adverse change in the business, assets (including intangible assets) financial condition or results of operations of Steele Resource since the date this Agreement is signed; and

(h)
Steele Recording shall have completed its due diligence investigation of Steele Resource to Steele Recording’s satisfaction, provided that no information or knowledge obtained in such investigation shall affect or be deemed to modify any representation or warranty of Steele Resource or the Steele Resource Stockholders contained herein.

10.3
Conditions to Obligation of Steele Resource and the Steele Resource Stockholders.  The obligations of Steele Resource and the Steele Resource Stockholders to consummate the transactions contemplated herein are subject to satisfaction (or waiver by them) of the following conditions:

(a)
All representations and warranties made by Steele Recording in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date;

(b)
Steele Recording shall have performed or complied with all covenants, agreements and conditions contained in this Agreement on their part required to be performed or complied with at or prior to the Closing;

(c)
Steele Recording shall have made available to the Steele Resource Stockholders through March 31, 2010, all financial statements prepared in accordance with generally accepted accounting principles and filed with the SEC and reviewed by independent accountants of Steele;

(d)	Steele Recording shall, promptly after the Closing, complete a ten-for-one (10:1) forward stock split of all outstanding Steele Recording common stock;

(e)
There shall not have occurred any material adverse change in the business, assets (including intangible assets), liabilities, financial condition or results of operations of Steele Recording since the date of the balance sheet.  For purposes of this condition, a decline in the trading price of Steele Recording’s Common Stock, whether occurring at any time or from time to time, as reported on the OTCBB or any other automated quotation system or exchange shall not constitute a material adverse change.

SECTION XI
TERMINATION, AMENDMENT, WAIVER

11.1
Termination.  This Agreement may be terminated at any time prior to the Closing, and the contemplated transactions abandoned, without liability to either party, except with respect to the obligations of Steele Recording, Steele Resource and the Steele Resource Stockholders, under Section 8.4 hereof:

(a)	By mutual agreement of Steele Recording, Steele Resource and the Steele Resource Stockholders;

(b)
By Steele Recording, if in its reasonable belief there has been a material misrepresentation or breach of warranty on the part of any Steele Resource Stockholder or Steele Resource in the representations and warranties set forth in the Agreement.

(c)
By a majority of the Steele Resource Stockholders (as measured by their equity interest) if, in the reasonable belief of any such Stockholders, there has been a material misrepresentation or breach of warranty on the part of Steele Recording in the representations and warranties set forth in this Agreement;

(d)
By Steele Recording if, in its opinion or that of its counsel, the Exchange does not qualify for exemption from registration under applicable federal and state securities laws, or qualification, if obtainable, cannot be accomplished in Steele Recording’s opinion or that of its counsel, without unreasonable expense or effort;

(e)
By Steele Recording or Steele Resource or by a majority of the Steele Resource Stockholders (as measured by their equity interest) if either party shall determine in its sole discretion that the Exchange has become inadvisable or impracticable by reason of the institution or threat by state, local or federal governmental authorities or by any other person of material litigation or proceedings against any party;

(f)
By Steele Recording if the business or assets or financial condition of Steele Resource, taken as a whole, have been materially and adversely affected, whether by the institution of litigation or by reason of changes or developments or in operations in the ordinary course of business or otherwise; or, by a majority of the Steele Resource Stockholders (as measured by their equity interest) if the business or assets or financial condition of Steele Recording, taken as a whole, have been materially and adversely affected, whether by the institution of litigation or by reason of changes or developments or in operations in the ordinary course of business or otherwise;

(g)	By Steele Recording if holders of five percent (5%) or more of the Steele Resource Shares fail to tender their stock at the Closing of the Exchange;

(h	By Steele Recording if, in the opinion of Steele Recording’s independent accountants, it should appear that the combined entity will not be auditable to SEC accounting standards;

(i)	By Steele Resource or the Steele Resource Stockholders if Steele Recording fails to perform material conditions set forth in Sections 10.1 and 10.3 herein;

(j)	By the Steele Resource or Steele Resource Stockholders if examination of Steele Recording’s books and records pursuant to Section 4.13 herein uncovers a material deficiency;

(k)	By Steele Recording if Steele Resource or the Steele Resource Stockholders fail to perform material conditions set forth in Subsections 10.1 and 10.2 herein; and

(l)	By Steele Recording if examination of Steele Resource’s books and records pursuant to Section 3.18 herein uncovers a material deficiency.

11.2
Effect of Termination.  In the event of termination of this Agreement as provided in Section 11.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Steele Recording, Steele Resource and the Steele Resource Stockholders, or their respective officers, directors or stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that, the provisions of Sections 8.2, 8.3 and 8.4 and this Section XI and Section XII of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

11.3	Amendment. No modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

11.4
Waiver.  Neither this Agreement nor any provision herein may be waived except by an instrument in writing signed by all parties hereto.  No action taken by any party after the date hereof, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance by any other party with any representations, warranties, covenants or agreements contained in this Agreement.

SECTION XII
MISCELLANEOUS

12.1
Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto) contains the entire agreement between the parties with respect to the transactions contemplated hereby, and supersedes all negotiations, representations, warranties, commitments, offers, contracts, and writings prior to the date hereof.

12.2	Binding Agreement.

(a)	This Agreement shall become binding upon the parties when, but only when, it shall have been signed on behalf of all parties; or

(b)
Subject to the condition stated in subsection (a), above, this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their legal representatives, successors and assigns.  This Agreement, in all of its particulars, shall be enforceable by the means set forth in Subsections 12.8 and/or 12.9 for the recovery of damages or by way of specific performance and the terms and conditions of this Agreement shall remain in full force and effect subsequent to Closing and shall not be deemed to be merged into any documents conveyed and delivered at the time of Closing.  In the event that subsection 12.9 is found to be unenforceable as to any party for any reason or is not invoked by any party, and any person is required to initiate any action at law or in equity for the enforcement of this Agreement, the prevailing party in such litigation shall be entitled to recover from the party determined to be in default, all of its reasonable costs incurred in said litigation, including attorneys’ fees.

12.3	Counterparts. This Agreement may be executed in one or more counterparts, each of which may be deemed an original, but all of which together, shall constitute one and the same instrument.

12.4
Severability.  If any provisions hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect or any other provision hereof.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.5
Assignability.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto; provided, that neither this Agreement nor any right hereunder shall be assignable by the Steele Resource Stockholders or Steele Recording without prior written consent of the other party.

12.6	Governing Law. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of Nevada.

12.7
Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

12.8
Arbitration. Any dispute regarding the validity or terms of this Agreement, and any other disputes between these parties shall be resolved by a judicial arbitrator selected in accordance with the procedures of the Arbitration Association in Carson City, Nevada, as the exclusive remedy for any such dispute.

12.9
Attorneys’ Fees.  If any party hereto commences proceedings to enforce the terms of this Agreement, then the party that prevails in such proceedings shall be entitled to recover its reasonable costs, including actual attorneys’ fees, from the other.

12.10
Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person or sent by certified mail, postage prepaid and properly addressed as follows:

To Steele Resource, Inc.:

2101 Arrowhead Drive, Suite 101
Carson City, NV 89706
Tel:  (530) 903-4772

With a Copy to:

Roger Linn
Duncan Law
2520 Douglas Blvd. Suite 100
Roseville, CA 95661
Tel:  (916) 797-7436
Fax:  (916) 797-3626

To Steele Recording:

3504 South 5175 West
Cedar City, UT 84720
Tel:  (435) 592-5553

In Witness Whereof, the parties hereto have executed this Agreement as of the date first written above.

STEELE RECORDING CORPORATION

By: /s/ Peter Kristensen Peter Kristensen, President, CEO and Director

By: /s/ Mack Steele Mack Steele, Director

STEELE RESOURCE, INC.

By: /s/ David McClelland David McClelland, CEO

Principal Stockholders of Steele Resource , Inc.

/s/ A. Scott Dockter A. Scott Dockter

/s/ David McClelland David McClelland

/s/ Philip Bosley Philip Bosley

/s/ Rich Johnson Rich Johnson

Exhibit A

Stockholders of Steele Resource, Inc.

Shareholder	Number of Shares	Percentage	Number of Steele Recording Shares to be Received at Closing
A. Scott Dockter	3,182	55.5	3,182,000
David McClelland	2,398	41.8	2,398,000
Philip Bosely	100	1.8	100,000
Rich Johnson	50.9		50,000